The New Economy Fund 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

November 30, 2010

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$29,212
Class B	$0
Class C	$65
Class F1	$1,162
Class F2	$470
Total	$30,909
Class 529-A	$584
Class 529-B	$0
Class 529-C	$0
Class 529-E	$18
Class 529-F1	$44
Class R-1	$22
Class R-2	$0
Class R-3	$456
Class R-4	$516
Class R-5	$1,336
Class R-6	$1,139
Total	$4,115

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1120
Class B	$0.0000
Class C	$0.0073
Class F1	$0.1312
Class F2	$0.1866
Class 529-A	$0.1147
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0644
Class 529-F1	$0.1564
Class R-1	$0.0262
Class R-2	$0.0000
Class R-3	$0.0742
Class R-4	$0.1292
Class R-5	$0.1759
Class R-6	$0.1586

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	237,801
Class B	3,902
Class C	8,206
Class F1	6,876
Class F2	2,610
Total	259,395
Class 529-A	5,609
Class 529-B	553
Class 529-C	1,890
Class 529-E	302
Class 529-F1	292
Class R-1	933
Class R-2	5,002
Class R-3	6,265
Class R-4	4,597
Class R-5	5,480
Class R-6	11,102
Total	42,025

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$24.22
Class B	$23.14
Class C	$22.90
Class F1	$24.23
Class F2	$24.27
Class 529-A	$24.10
Class 529-B	$23.27
Class 529-C	$23.24
Class 529-E	$23.85
Class 529-F1	$24.09
Class R-1	$23.39
Class R-2	$23.47
Class R-3	$23.87
Class R-4	$24.11
Class R-5	$24.34
Class R-6	$24.31